                                                                   EXHIBIT 10.37

                             [Medi-Man Letterhead]

                            REPRESENTATION AGREEMENT

Medi-Man Rehabilitation Products Inc.      Territory: Maine, NH,VT,
2200A Tomken Road                                     CT, RI
Mississauga, Ontario Canada LST 1X7

("Principal")

and

Dimension Distributing Inc.
39 Limerick Rd.
Arundel, ME 04043

("Representative")

       hereby agree as follows:

1) APPOINTMENT. Principal appoints Representative as its exclusive sales representative for the Territory described in above to solicit orders for those products and services listed in our most current Price List. Representative accepts this appointment and agrees to promote the sales of the Products within the Territory.

2a) COMMISSIONS. Principal shall pay Representative commission on the net invoice price of all orders for products listed in our most current Price List based on commission discount schedule received in or delivered into the Territory, exclusive of sales taxes, insurance, and freight charges. Commission on the C.O.S.T.S. Program is exempt from this Agreement. Commissions are earned upon issuance of an invoice by Principal and are payable by the twentieth (20) of the month for the preceding month's invoiced business. Any account which has not been paid within ninety (90) days may be deducted from Representative's next commission check and commission repaid at time of collection. Principal shall provide the Representative with a monthly statement showing the computation of all commission payable for the preceding month which statement shall include a listing of each invoice with respect to which a commission was earned and a listing of deductions against commissions for unpaid past due invoices.

2b) (Applies only to Representative with "advanced commissions or a "repayable draw"). Medi-Man and Representative hereby agree that should the Representative be terminated or resign, the commission payable at this date will be calculated, any advances on commission
       (draw) will be calculated and the result established, with a positive or negative balance.

       If the Representative has resigned and:

       a) the commission balance is positive, the representative will be paid this positive amount 90 days after resignation date provided no products shipped and invoiced previous to resignation date are returned in the 90-day period, in which case, appropriate commission will be deducted.

       b) the commission balance is negative, the representative will issue a certified cheque to Medi-Man for the full negative amount within 30 days of resignation.

       If the Representative is terminated and:

       a) the balance is positive, the representative will be paid the positive amount 90 days after termination date provided no products shipped and invoiced previous to termination date are returned in this 90-day period, in which case, appropriate commission will be deducted.

       b) the balance is negative, the representative will be exempt from the payment to Medi-Man of the first 10M of accumulated advances on commission.

       Medi-Man, in any event, will not allow the negative draw to exceed $10M. In the event the draw is in the negative for three consecutive months and/or exceeds $10M. Medi-Man may, at its discretion, terminate the employee with no additional finance obligations whatsoever.

3) ORDERS AND COLLECTIONS. Orders for products solicited by Representative shall be forwarded to Principal. Principal agrees to refer all inquiries to Representative and to promptly furnish Representative with copies of all correspondence and documentation between Principal and customer. All invoices in connection with orders received from Representative's territory shall be rendered by Principal, direct to the customer, and full responsibility for all collections and bad debts rests with Principal Once a week the Representative will be sent copies of all invoices processed for the Territory for that week. The Representative will assist in collections when requested by the Principal. The Principal will notify Representative prior to putting a customer on C.O.D. so that Representative may attempt to receive or secure payment; provided that even when the Representative is so notified by the Principal, the ultimate responsibility for all collections shall remain with the Principal.

4) SALES POLICY. All prices and terms of sale to be established by Principal, which has the right to change them upon thirty (30) days written notice to Representative.

5)     RELATIONSHIP OF PRINCIPAL AND REPRESENTATIVE

       (a) Representative shall maintain a sales office in the Territory.

       (b) Representative will conduct all its business in its own name and in such manner as it may see fit. Representative will pay all the expenses of its office and activities and will be responsible for the acts and expenses of its employees.

       (c) Nothing in this Agreement shall be construed to constitute Representative as the partner, joint venture, employee, or agent of the Principal nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible only for its own actions.

       (d) Representative shall not, without Principal's prior written approval, alter, enlarge, or limit orders, make representations or guarantees concerning Principal's products or accept the return of, or make any allowance for such products without prior written approval.

       (e) At the Principal's request, Representative shall furnish to Principal's Credit Department any information which it any have from time to time relative to the credit standing of any of its customers.

       (f) Representative shall abide by Principal's policies and communicate same to Principal's customers.

       (g) Principal shall be solely responsible for the design, development, supply production, and performance of its Products and the protection of its trade names. Principal agrees to indemnify and hold Representative harmless against and to pay all losses, costs, damages, or expenses whatsoever which Representative may sustain or incur on account of infringement or alleged infringement of patents, trademarks, or trade names resulting from the sale of the Principal's Products, or arising of warranty claims, product liability matters or any claimed defect or failure to perform of the Principal's products provided the Representative has not changed or modified the products or instructed the customers in inappropriate use.

       Representative will promptly deliver to Principal any notice or papers served upon it in any proceeding covered by the indemnity, and Principal will defend same at the its expense. The Principal will provide a rider on his liability insurance policy covering the Representative in the event of a liability suit.

       (h) Principal will immediately notify the Representative of any customer complaint Principal receives, and advise Representative of the customer making such complaint, and the nature of the complaint to permit Representative to respond to said complaint.

       (i) Principal shall furnish Representative, at no expense to Representative, current samples, catalogues, literature, demonstration equipment and any other material necessary for the proper promotion and sale of its Products in the Territory. Any literature or samples or other equipment belonging to Principal shall be returned to the Principal at its request, and in any event upon termination of this Agreement.

       (j) Whenever Representative, at Principal's request, takes possession of the Principal's demonstration products or samples for the purpose of delivering such products to customers, for demonstration evaluation purposes or for any other purposes, the risk of loss or damage to or destruction of such products shall be borne by Representative through a "Bond" payable to Medi-Man. The amount of the bond will be established on consignment demonstration/evaluation product provided by Medi-Man.

       (k) The Principal and Representative agree not to employ or engage the services of any member of the other staff for two years from the effective date of termination.

       (l) Principal shall promptly forward to the Representative all inquiries received from its Territory for the Products.

       (m) with Principal's prior written consent, the Representative may quote on or attempt to sell the Products in states outside the territory. Principal's consent shall be effective only on a case-by-case basis, and shall be interpreted as extending the Representative's rights hereunder to such territories with respect to the Products or any products of Principal unless this is so amended. Representative may not attempt to sell product outside Continental U.S.A.

       (n) Principal agrees to furnish to the Representative information concerning the availability of new Nursing Division products for hospitals and nursing homes which may be marketable in the Territory of the Representative. It is the parties intent for such new Products, that the Representative will have the right of first refusal, subject to sales quotes, etc. and if accepted, will be included in this Agreement.

8) PERFORMANCE. The sales performance quote shall be mutually agreed to in writing, executed by both parties and shall be attached to this Agreement and incorporated herein as Appendix A. The sales performance quote shall reassessed on an ongoing basis. Both parties agree it will be increased if additional new products are added to our most current Price List. If agreement cannot be reached on the annual sales target, a minimum of 30 days before expiration of each twelve-month period, contract shall be null and void. Failure to attain figures on a quarterly basis is cause for dismissal without recourse at Medi-Man option.

7)     TERM

       (a) This Agreement is effective the date specified on page #7 (of this agreement) and shall continue for two (2) years. Thereafter, it shall automatically renew for additional two (2) years periods, unless either party terminates it upon ninety (90) prior days' written notice to the other party before the end of any term of this Agreement. Upon termination, Representative is entitled to the commission rate specified in Appendix B, on all orders shipped prior to the effective date of termination. No termination is effective unless the terminating party is current in its financial obligations to the other. The rights of termination herein granted are absolute and the parties acknowledges that each has considered the term of the Agreement and the termination provisions in making expenditures of money and time in preparing for the performance of this Agreement, and further the possible loss or damage on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases, property improvements or commitments in connection with the good will or business of the principal, of the Representative, or otherwise, resulting from the termination thereof.

       (b) in the event of a dissolution, sale or disposal of controlling interest of the Principal, this Agreement may be cancelable upon three
       (3) months written notice to the Representative.

8)     LITIGATION

       (a) Any controversies of claims relating to any aspect of this Agreement, or to its breach, or to the relationship created shall be settled by arbitration under the rules of the Arbitration Association in the Province of Ontario, Canada. The laws of that province shall control as to all matters arising under this Agreement or relationship between the parties. The parties agree you abide by the arbitrator's decision and also agree that a judgement may be entered upon his award in any court having jurisdiction. If any provision of this Agreement is held contrary to law, the remaining provisions shall remain valid.

       (b) The parties that neither party shall act to terminate or modify the nature of the parties course of performance under this Agreement during the pendency of any litigation, it being the parties intent to preserve the status quo so as to not jeopardize the rights of either party for the period from the commencement of litigation to the entry of the judgement.

9) ATTORNEY'S FEES. If suit or action is instituted in connection with any controversy arising out of this Agreement or an enforcement of any right hereunder, each party will be responsible for their own attorney fees.

10) NOTICES. All notices between the parties shall be in writing and effective when sent by certified mail to the addresses above stated.

11) FURTHER PROVISIONS. Any further provisions to which the parties may have agreed are listed in Appendix B.

12) SHIPPING OF PRODUCT. Product will be shipped F.O.B. Buffalo directly to customers by Principal. Freight be paid by customer or Representative from commission.

13) PAYMENT FOR EQUIPMENT. Payment shall be made by the client facility directly to Principal.

14) SELLING PRICE OF EQUIPMENT. Principal will provide suggested retail price lists to Representative. It is agreed between the parties that commission percentage by product on invoices will be paid on all sales within a price range to be established by Principal. Pricing below the range will need to be authorized in writing by Principal and will reduce commission.

15) SALES AND PROMOTIONS. From time to time Principal may offer sales and promotions. In such instances the rate of commission and the selling price may vary. Such promotion will only take effect in the territory with the consent of both parties except in contracts with chain hospitals or chain nursing homes in which case, only Principal will determine the contract price and conditions.

16) PROTECTION OF SALES BUSINESS. Principal will protect "Representative" from any other Medi-Man representative on all hospital and nursing homes customers within territory specified in this agreement who purchase Medi-Man equipment for as long as this Agreement remains in force.

17) CORPORATE ACCOUNTS. Principal has established and is constantly negotiating with corporate accounts, i.e. chain hospitals, nursing homes, V.A. etc. In such instances, Representative may earn commission at a reduced rate depending on contract pricing. Pricing on corporate accounts will be established by Principal. The Representative will not be authorized to establish or discuss pricing with said corporate accounts.

18) SERVICE. All major service on equipment will be handled by a biomedical company under the direction of Principal, except for minor repairs when sales representatives are at an account, they may be expected to do minor repairs.

19) TECHNICAL ASSISTANCE. Principal will provide telephone technical service via 800 number.

20) IN-SERVICE TRAINING. Representative will be required to complete initial in-service training on use of Principal's equipment to the client. Principal will provide professional video tapes to be given to the client for repeat in-service training.

21) TRAINING ON PATIENT TRANSFER. Principal will provide all clients with access to training seminars at the University of Wisconsin under Dr. Arun Garg, a noted authority of Patient transfer at a current cost of $200 per person for the seminar fee. This training laboratory is subsidized by principal to promote training in safe patient transfer in the US market.

22) PROTECTION OF INTELLECTUAL PROPERTY. The Representative acknowledges the Principal's exclusive right, title and interest in Principal's patents, trademarks, tradename, emblem, designs, models and methods of presentation relating to the Products in the Territory or elsewhere (hereinafter the "intellectual property"), and will not at any time do or cause to be done any act or thing which directly or indirectly challenges or impairs the same.

       The Representative will not acquire any right, title or interest in the intellectual property by virtue of the execution of performance of this Agreement, nor at any time describe or represent himself to others as having such right, title or interest.

       The Representative will use Principal's trademarks only in connection with and to the extent needed for the promotion, solicitation, and sale of the products, and under no circumstances use or adopt such trademarks or Principal's tradename/s or any confusingly similar work or symbol as part of its company name.

23) THE REPRESENTATIVE WILL HAVE THE FOLLOWING OBLIGATIONS WITH RESPECT TO INTELLECTUAL PROPERTY:

       a) The Representative will not attempt to obtain the registration of any of the Principal's intellectual property within the territory or elsewhere.

       b) With regard to Principal's tradename, trademarks, logos and emblems, the Representative will neither alter nor erase nor vary the presentation of, nor act in any way in relation thereto as may result in deception or confusion to he public as to the origin of the products.

       c) The Representative will immediately inform Principal of any infringement of the intellectual property or of any application by a third party for the registration of a mark in any way similar thereto or of any activities in respect of the presentation of similar products as might come to the Representative's notice.

       d) The Representative will render any assistance which Principal may reasonably request in protecting the intellectual property, including, without limitation, access to Representative's files, records, and other information pertaining to the purchase, distribution, and sale of the products in the territory.

       e) Representative will immediately inform Principal of any threat of revocation of any registration or right to use the intellectual property.

       f) The Representative will not without the prior consent of the company:

              i) take any steps towards the institution of any proceedings against any alleged infringer including the issue of any warming or other such communication or;

              ii)  take any action to resist any such threat

       g) Upon termination of this Agreement, the Representative will immediately discontinue, without demand or juridical resolution, all use of Principal's trademarks.

       Principal reserves the right to bring legal action in the courts or administrative agencies of the territory as may be required to prevent the infringement, limitation, illegal use, or misuse of the intellectual property.

       This Agreement will not constitute, create or grant a license of any kind. The Representative may, during the term of this Agreement, refer to itself on its letterhead and in advertisement as the authorized manufacturer's representative of Principal's products, and put Principal's logo on promotional advertisements and materials restricted to the products, provided the draft of such material is approved in writing, but in no event is the Representative granted the right to use Principal's tradename/s on or in connection with any other goods which may be distributed by Representative.

24) CONFIDENTIAL INFORMATION. The Representative acknowledges and understands that he has knowledge of secret and confidential information belonging to Medi-Man Rehabilitation Product Inc., its subsidiaries and affiliates which give him a commercial advantage over others. Such secret and confidential information includes:

              trade secrets including existing processing methods and processes and those in development;

              the names of customers, suppliers and identity of other manufacturer's reps;

              marketing and advertising plans and work functions and schedules;

              technology, research, development plans and memoranda;

              non-public financial information and results of operation.

       The Representative agrees that during the time set out in this Agreement and for a period of two (2) years thereafter this Agreement or any renewal or extension of the Agreement, for any reason, he shall not directly or indirectly; (I) use for his own benefit, or for the benefit of others; (II) disseminate, publish or disclose; or (III) authorize or permit the use, dissemination or disclosure by any person, firm or entity any secret or confidential information without the express written consent of the Board of Directors of Medi-Man Rehabilitation Products Inc.

25) ASSIGNMENT OF INVENTIONS. Any and all inventions, changes and/or improvements which the Representative may conceive or develop, during the period of this Agreement or pursuant to this Agreement, relating, in any way, appertaining to or connected with any of the products, services, and/or concepts which have been, are or may become the subject of Medi-Man Rehabilitation Product Inc.'s ownership, creation, systems, sales, distribution, manufacture, alone and/or in conjunction with others, and/or investigations, shall be the sole and exclusive property of Medi-Man Rehabilitation Products Inc.: and the Representative will inform Medi-Man Rehabilitation Products Inc. of any such inventions changes and/or improvements, and will, whenever requested by Medi-Man Rehabilitation Products Inc., execute any and all applications, assignments, and other instruments which Principal shall deem necessary in order to apply for and obtain patents, industrial designs, copyrights and/or trademarks in Canada, the United States and/or any other foreign country for the inventions, changes and/or improvements, all expenses in connection with them shall be borne by Medi-Man Rehabilitation Products Inc.

     The Representative's obligation to execute the papers referred to in the foregoing paragraph shall continue beyond the termination of the period of this Agreement hereunder with respect to any and all inventions, changes and/or improvements conceived and/or made by and/or for and/or on behalf of the Representative during the currency of this Agreement, and the obligations shall be binding on the assigns, executors administrators, successors or other legal distributors of the Representative.

26) COVENANT NOT TO COMPETE. The "Representative" hereby covenants and agrees with Medi-Man Rehabilitations Products Inc. that, for a period of (2) two years from the termination of the agreement, the Representative shall not compete for whatever reason and with or without cause, either individually or in partnership or jointly in conjunction with any person or persons, firm, association, syndicate, company, corporation or entity as principal, agent, employee, shareholder, owner, investor, partner, creditor, or in any other manner whatsoever, directly or indirectly, vary on or be engaged in or be concerned with or interested in or advise, lend money, to guarantee the debts or obligations of or permit its name or any part thereof to be used or employed by any person or persons, firm, association, syndicate, company, corporation or entity engaged in or concerned with or interested in the same an/or competing business.

     a)   within the specific area listed in the Agreement.

     b) Principal, in its sole discretion, shall make the final determination as to what is the same and/or competing business.

27a) INDEMNIFICATION AND HOLD HARNESS PROVISION. Manufacturers sales representative hereby agrees to indemnify and "hold harmless" Medi-Man Rehabilitation Products Inc., from any and all legal action of any kind due to any employment or distribution agreements or conditions that exist between the Manufacturers Representative and their current or former employers and/or corporations etc., with regards to No-Compete or Non-Solicitation clauses within these agreements. It being clearly understood that the Manufacturers representative warrants that no agreements exist that would in any way expose Medi-Man to any liability due to previous or current contractual obligations.

b) Subject to the limitations hereinafter set forth, Medi-Man shall indemnify and hold harmless Representatives from any and all demands, actions and claims (collectively, the "Claims") that may be suffered or incurred by the Representatives arising out of a personal injury of a third party which is sustained as a direct result of a proven manufacturing defect in a Medi-Man product; provided however, that prior to Medi-Man being responsible for any such Claims, the representatives must provide Medi-Man with written notice of any Claim immediately upon it becoming aware of such Claim, such notice to include all particulars of the occurrence, which have rise to the Claim, including without limitation, the name of the injured party; the date, time and place of the and any medical or other reports that have been prepared, issued or released relating to such Claim. Upon receipt of such notice, the Representative will cooperate with Medi-Man for the purposes of allowing Medi-Man and its agents or other representatives to investigate the Claim. The Representative further agrees that prior to Medi-Man incurring any liability hereunder, Medi-Man will be entitled to participate, with counsel or consultants of its own choosing, in the defense of any action, or in other proceedings or inquiries relating to a Claim. The Representative further acknowledges and agrees that if the Representative fails to provide proper training and instruction with respect to the use of the Medi-Man product that was used and which gave rise to the Claim, in accordance with training and education policies and procedures established by Medi-Man from time to time, or if the Medi-Man product was not used for its intended purpose or was otherwise used incorrectly, the foregoing indemnity will be void and of no force and effect.

28) NON-SOLICITATION OF CUSTOMERS. The Representative shall not, during the time period set out in this Agreement, for any reason, directly or indirectly, without the consent of the Board of Directors of Medi-Man Rehabilitation Products Inc., contact or solicit any customers of Medi-Man Rehabilitation Products Inc., or any of their subsidiaries or affiliates for the purpose of selling to those customers any services or and/or products which are the same as or substantially similar to, or in any way competitive with the services and/or products sold by Medi-Man Rehabilitation Products Inc., or any of its subsidiaries or affiliates. The term "customer" means any customer who has dealt with the Representative or Medi-Man Rehabilitation Products Inc., and/or any distributor and/or dealer retained on an exclusive and/or non-exclusive basis by Medi-Man Rehabilitation Products Inc., at any time since the beginning of the preceding three (3) years from the date of termination of this Agreement or the resignation of the Representative.

29) CHOICE OF LAW. The construction, validity and performance of this Agreement will be governed in all respects by the law of the Province of Ontario, Canada. Any and all disputes between the parties arising out of or in connection with this Agreement or relating to the performance of the parties hereunder will be finally settled by arbitration according to the rules of Canadian law, by a panel consisting of three arbitrators, two of which are to be selected respectively by the parties and the third of which is to selected by mutual agreement of the first two, such panel to conduct its proceedings at Toronto, Ontario, Canada - in the English language, applying the law of the Province of Ontario, Canada. Each party will bear its own costs for the presentation, prosecution and defense of its own case, and both parties will share equally the costs, if any, of the arbitration panel. Each party hereby submits to such arbitration and jurisdiction of such panel, and agrees that the decision of a majority of arbitrators will be binding on the parties and may be enforced by the prevailing party in any court having jurisdiction over the person or property of the other party.

ENTIRE AGREEMENT. This Agreement contains the parties' entire understanding and may not be modified except in written form signed by both Principal and Representative. This Agreement is not transferable or assignable by the Representative.


REPRESENTATIVE                                         JOE CHUBA
       COMPANY: Dimension                   DIRECTOR OF U.S. SALES & MARKETING
                Distributing Inc.         MEDI-MAN REHABILITATION PRODUCTS INC.
               ------------------------
     PRINCIPAL: Timothy Kain
               ------------------------
BY: /s/ Timothy Kain                      /s/ Joe Chuba
    -----------------------------------   -------------------------------------
TITLE: President                          DATE: 4/5/01
      ---------------------------------        --------------------------------
REPRESENTATIVE:
               ------------------------
BY:
    -----------------------------------
TITLE:
      ---------------------------------
DATE: 4/5/01
     ----------------------------------
ATTESTED: /s/ illegible
         ------------------------------

      APPENDIX A - SALES PERFORMANCE AND PATIENT LIFT BONUS QUOTA NUMBERS


MEDI-MAN TERRITORY MANAGER:
                           -----------------------------------------------------------------------------

SALES CYCLE: MARCH 1ST, 2001 - AUGUST 31ST, 2001 NOTE(1)

ANNUAL SALES QUOTA (ALL PRODUCTS):                6-MONTH SALES QUOTA (ALL PRODUCT):
                                  ----------------                                   -------------------
ANNUAL PATIENT LIFT SALES QUOTA:                  6-MONTH PATIENT LIFE SALES QUOTA:
                                ------------------                                  --------------------
*ANNUAL LIFE BONUS QUOTA:                         6-MONTH LIFE BONUS QUOTA:
                 (NOTE 2)-------------------------                         -----------------------------

*SLINGS NOT INCLUDED


              SEPTEMBER           MARCH
                       ----------       ----------
              OCTOBER             APRIL
                       ----------       ----------
              NOVEMBER            MAY
                       ----------       ----------
              DECEMBER            JUNE
                       ----------       ----------
              JANUARY             JULY
                       ----------       ----------
              FEBRUARY            AUGUST
                       ----------       ----------

Note:  (1)  This Sales Performance and Bonus Quota is only for the last six months of our fiscal year (March 1st, 2001 - August 31st, 2001). As previously informed, we are attempting to get all our sales representatives on the same sales cycle, coinciding with our fiscal year September 1st - August 31st. We will have to mutually agree to next year's sales performance goals by no later than July 31st, 2001.

       (2) The Bonus Plateau is always calculated at 75 percent of your projected Sales Quota for lifting systems.

                                                                COMMISSION RATES

                            [MEDI-MAN COMPANY LOGO]
                                   APPENDIX B
                               TERRITORY MANAGER
                                  RENUMERATION
                               AND BONUS PROGRAM

                                                                                                                    COMMISSION RATES

                                                                                                         COMMISSION
MODEL #             PRODUCT DESCRIPTION                                         SELLING PRICE               RATE        BONUS
------------------------------------------------------------------------------------------------------------------------------------
7000                Medi-Lifter III(TM) Plus                                    $ 4,995 - $ 4,495            15%          10%
                                                                                $ 4,494 - $ 3,995            10%          10%

7000PB              Medi-Lifter III(TM) Plus with Power Base                    $ 5,995 - $ 5,495            15%          10%
                                                                                $ 5,494 - $ 4,995            10%          10%

7000-1000           Medi-Lifter III(TM) Plus with Scale                         $ 5,495 - $ 5,095            15%          10%
                                                                                $ 5,094 - $ 4,595            10%          10%

7000-2000           Medi-Lifter III(TM) Plus with Scale                         $ 5,995 - $ 5,495            15%          10%
                                                                                $ 5,494 - $ 4,995            10%          10%

7000PB-2000         Medi-Lifter III(TM) Plus - Power Base & Scale               $ 6,995 - $ 6,495            15%          10%
                                                                                $ 6,494 - $ 5,995            10%          10%

====================================================================================================================================

7000HD              Heavy Duty Lift                                             $ 5,995                      15%          10%

7000HD-1000         Heavy Duty Lift with Scale                                  $ 6,995                      15%          10%

====================================================================================================================================

4000-SSL            Medi-SSL(TM) Plus                                           $ 4,995 - $ 4,495            15%          10%
                                                                                $ 4,494 - $ 4,095            10%          10%

4000PB-SSL          Medi-SSL(TM) Plus - Power Base                              $ 5,995 - $ 5,495            15%          10%
                                                                                $ 5,494 - $ 4,995            10%          10%


4000-2000           Medi-SSL(TM) Plus with Scale                                $ 5,995 - $ 5,495            15%          10%
                                                                                $ 5,494 - $ 4,995            10%          10%

4000PB-2000         Medi-SSL(TM) Plus with Power Base & Scale                   $ 6,995 - $ 6,495            15%          10%
                                                                                $ 6,494 - $ 5,995            10%          10%

====================================================================================================================================


4800                Medi-Lifter Summit(TM)                                      $ 5,395 - $ 4,995            15%          10%
                                                                                $ 4,994 - $ 4,495            10%          10%

4800-1000           Medi-Lifter Summit(TM) with Scale                           $ 6,395 - $ 5,995            15%          10%
                                                                                $ 5,994 - $ 5,495            10%          10%

4800-2000           Medi-Lifter Summit(TM) with Scale                           $ 6,895 - $ 6,495            15%          10%
                                                                                $ 6,494 - $ 5,995            10%          10%



                                                                                                                                  10

                                                                                                                    COMMISSION RATES

                                                                                                         COMMISSION
MODEL #             PRODUCT DESCRIPTION                                         SELLING PRICE               RATE        BONUS
------------------------------------------------------------------------------------------------------------------------------------

1100                Aspen(TM)                                                   $ 3,995 - $ 3,795            15%          5%
                                                                                $ 3,794 - $ 3,495            12%          5%
                                                                                $ 3,494 - $ 3,095            10%          5%

====================================================================================================================================

1500                Cypress(TM)                                                 $ 3,995 - $ 3,795            15%          5%
                                                                                $ 3,794 - $ 3,495            12%          5%
                                                                                $ 3,494 - $ 2,995            10%          5%

1500-1000           Cypress(TM) with scale                                      $ 4,995 - $ 4,795            15%          5%
                                                                                $ 4,794 - $ 4,495            12%          5%
                                                                                $ 4,494 - $ 3,995            10%          5%

====================================================================================================================================
                    Saturn Ceiling Lift
====================================================================================================================================
SLIPP(R)            SLIPP(R) Patient Mover                                      $   249                      15%          0%
















                                                                                                                                  11

                                                                           NOTES


                     MEDI-MAN REHABILITATION PRODUCTS INC.
                              U.S. SALES DIVISION



1. Bonus paid on all QUALIFYING SALES made ABOVE the minimum selling price range. Refer to your respective minimum annual sales volume to see if you qualify.

2. For commission calculation purposes, any free slings given are treated as a discount off of the sale price.

3. If the selling price is the set below the MINIMUM PRESCRIBED SELLING PRICE, the commission rate is reduced by 1/2% for every 1% price reduction from the prescribed price.

4. Any discount below the prescribed minimum selling price is subject to approval by Joe Chuba.

5.       Prices subject to change with 30 days notice.

6.       SLING COMMISSION DISCOUNT SCHEDULE



PRODUCT DISCOUNTED BY         COMMISSION REDUCED BY     STANDARD COMMISSION CODE
    List Price                         0%                       A - 15%
     1 -  5%                           1%                       B - 14%
     6 - 10%                           2%                       C - 13%
    11 - 15%                           3%                       D - 12%
    16 - 20%                           4%                       E - 11%
    21 - 25%                           5%                       F - 10%



     NOTE:

Discounts of 26 -50% are subject to a 5% commission. This would include the "Sling Trade-In" program that is offered from time to time for competitive reasons and to retain our existing customer base.

We understand that you are all professionals and do not discount unnecessarily, but we know there are times when it is justified when faced with "price only" considerations. This new and revised commission structure represents a much more equitable financial benefit for our valued sale representatives, while ensuring that Medi-Man will be competitive in the U.S. healthcare market place.

                                                                           NOTES

BATHING, SHOWERING, PERSONAL HYGIENE EQUIPMENT RENUMERATION PROGRAM
--------------------------------------------------------------------------------


COMMISSION RATE: 15%

DISCOUNTS:    Any discounts deemed necessary will be shared equally. For example, if you offer a 4% discount, Medi-Man will absorb 2% and your commission would be reduced by 2% leaving you a 13% commission rate on the discounted price.

NOTE: Please contact Joe Chuba before initiating any price reductions greater than 10%.

MEIKO FLUSHER/DISINFECTOR RENUMERATION PROGRAM
--------------------------------------------------------------------------------

COMMISSION RATE: 10%

DISCOUNTS:    Any discounts deemed necessary will be shared equally. For example, if you offer a 4% discount, Medi-Man will absorb 2% and your commission would by reduced by 2% leaving you a 8% commission rate on the discounted price.

NOTE: Please contact Joe Chuba before initiating any price reductions greater than 10%.

BONUS PROGRAM

The Medi-Man Bonus Program is a lucrative incentive program designed to motivate and reward our sales partners. We have intentionally set the bonus sales figures so they are readily achievable, and yet, they afford us some cushion against paying a very large commission for what amounts to a lower sales volume.

Each territory and sales representative will be treated individually depending upon the unique circumstances prevailing at the time of starting with Medi-Man. Unique circumstances will entail bed count relative to our products, previous penetration of Medi-Man products, experience, knowledge and background of each representative and so forth.

The Bonus Program is annualized, although paid monthly when achieved in any given month. There may be start up months where the bonus is not achieved; this business is not lost, but will accrue throughout the year. Bonus will be paid retroactive to the start date of the program if the annualized sales figures exceed the minimum predetermined qualifying sales figures.

In all probability the minimum bonus sales target will be lower than the sales target required to maintain the exclusive rights to Medi-Man products within your respective territory. In other words you may well achieve bonus status but fall short of the required sales figures to continue as a Medi-Man representative. This situation of course will be monitored throughout the year to prevent such a situation, which is not in the best interest of either party.

Medi-Man Rehabilitation Products Inc. Reserves the right to modify or discontinue the Bonus Program after any years completion.














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